INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made and entered into this  19th day of September, 2017, by and between The Leeward Investment Trust_("Client"), a Delaware Statutory Trust having its principal offices at 116 S Franklin Street, Rocky Mount, NC 27802, and Western Asset Management Company ("Investment  Manager"), a California corporation presently having its principal offices at 385 East Colorado Boulevard, Pasadena, California 91101.

WHEREAS, Client desires to employ Investment Manager as its investment adviser with respect to the following accounts: Ultra Short Prime Fund and Ultra Short Government Fund (hereinafter collectively referred to as the "Account"), and, Investment Manager desires to provide investment management services to Client on the following terms and conditions.

NOW, THEREFORE in consideration of the mutual covenants hereinafter contained, the parties hereto mutually agree as follows:

1.     Appointment and  Acceptance. Client, being duly authorized, hereby employs and appoints Investment Manager as investment adviser for the Account.  By execution of this Agreement, Investment Manager accepts the appointment as investment adviser and agrees to supervise and direct (or make recommendations with respect to) the investments of the Account in accordance with the investment objectives and guidelines of Client, attached hereto as Exhibit A, and as may be amended and delivered in writing from time to time by Client to Investment Manager (the "Guidelines"), such Guidelines to be considered an integral part of this Agreement and are incorporated herein.

2.     Authority. Investment Manager shall have sole power and discretionary authority with respect to the Account from the effective date hereof.  Such power and discretionary authority shall include the following, to the extent permitted in the Guidelines:

a.     The Investment Manager, as agent and attorney-in-fact with respect to the Account, shall have full power to supervise and direct the investment and reinvestment of the assets in the Account, and to engage in such transactions on behalf of the Account as the Investment Manager may deem appropriate,  in its absolute discretion.  The Investment Manager may buy, sell, convert, hold or otherwise trade in any fixed income securities, including, without limitation, bonds, non-convertible preferred stocks, money market instruments and other securities as permitted under the Guidelines, outright, under agreements to resell or in futures and options contracts thereon.  The Manager shall also have the power to engage in foreign exchange, futures market and derivatives transactions, to the extent provided by the Guidelines.  If Investment Manager engages in transactions involving futures and options contracts, such transactions will be entered into for hedging purposes and/or as a part of Investment Manager's  overall portfolio strategy.

b.     The Investment Manager may invest or reinvest any or all of the assets of the Account in registered investment companies or other commingled vehicles for which Investment Manager or its affiliates serves as investment advisor.

c.     The Investment Manager may place orders for the execution of securities transactions with or through such brokers, dealers or issuers as Investment Manager may select.

d.     Investment Manager may execute on behalf of the Client certain agreements, instruments and documents in connection with the services performed by it under this Agreement.  These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements and any other agreements, documents or instruments the Investment Manager believes are appropriate or desirable in performing its duties under this Agreement.

e.     The Investment Manager may appoint one or more of its affiliates as its agent and may delegate the exercise of all or any of the Investment Manager's powers, discretion and duties in relation to the management of the portfolio to such affiliate(s). The Investment Manager agrees to be responsible for all actions or omissions of such affiliate(s) as if the Investment Manager had acted (or failed to act) itself.

f.     The Investment Manager may take such other action as it may deem necessary or desirable to carry out the purposes and intents of this Agreement.

3.     Obligations and Duty of Care of Investment Manager. Investment Manager shall render to Client regularly a written inventory of the investments of the Account.  Investment Manager shall also provide Client with a report of the status of the Account as agreed to by the Client and the Investment Manager at reasonable intervals.  It is agreed that the standard of care imposed upon Investment Manager under this Agreement shall be that Investment Manager is required to act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, consistent with its obligations as a fiduciary under the Federal Securities Laws. Except for gross negligence or malfeasance, or violation of applicable law, neither Investment Manager nor any of its officers, directors or employees shall be liable hereunder for any action performed or omitted to be performed or for any errors of judgment in managing the Account.  The Federal and State Securities Laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Client may have under any Federal or State Securities Laws.

4.     Representations by Client.  Client represents and confirms that the employment of Investment Manager is authorized by due corporate or other authorization and that the terms hereof do not violate any obligation by which Client is bound, whether arising by contract, operation of law or otherwise, and, if Client is a corporation or trust, that (a) this Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon Client in accordance with its terms, and (b) Client will deliver to Investment Manager such evidence of such authority as Investment Manager may reasonably require, whether by way of a certified resolution or otherwise.

Client represents and warrants that either it is not an employee benefit plan as that term is defined under the Employee Retirement Income Security Act of 1974 ("ERISA") or that under the provision of the instrument governing the Account it is a plan (fiduciary) with respect to the Account as that term is defined under ERISA.  If the Account is subject to ERISA, Client represents that it will maintain any bond required in connection with the Account under the provisions of ERISA or other applicable law and will include within its coverage Investment Manager and any of its personnel as may be required.  Client represents that it will promptly provide Investment Manager with appropriate documents evidencing such coverage upon request.

Client represents and warrants that it is a "qualified  institutional buyer" as that term is defined in the Securities Act of 1933, as amended.  Client represents that it is a Qualified Eligible Person, as defined in Rule 4.7 promulgated by the Commodities Futures Trading Commission, and that it consents to being treated as a Qualified Eligible Person by the Investment Manager in relation to the trading of futures, options and other derivatives under this Agreement.  Client further represents that it is either properly registered with the National Futures Association or that it is not required to be so registered.

Client agrees to notify Investment Manager immediately if any of the foregoing representations and warranties become untrue or are no longer correct.

5.     Representations by Investment Manager. By execution of this Agreement, Investment Manager represents and confirms that it is registered as an investment adviser under the Investment Advisers Act of 1940 and that with respect to the performance of its duties hereunder with respect to the Account (if it is a covered employee benefit plan) Investment Manager is a "fiduciary" as that term is defined under ERISA.

6.     Information Concerning Investment Manager. Client acknowledges that prior to its execution and delivery of this Agreement it received a copy of Part II oflnvestment Manager's Form ADV or a brochure meeting the requirements of Rule 204-3 under the 1940 Act which describes the services provided by the Investment Manager and certain additional information about the Investment Manager.  If such form or brochure was not received at least 48 hours prior to execution of this Agreement, client shall be entitled to terminate this Agreement without obligation within five business days of execution.

7.     Transaction Procedures. All transactions will be consummated  by payment to, or delivery by Client, or such other party as Client may designate in writing (the "Custodian"), of all cash and/or securities due to or from the Account.  Investment Manager shall not act as Custodian for the Account, but may issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by Investment Manager pursuant to Paragraph 2 hereof.  Instructions of Investment Manager to Client and/or the Custodian shall be made in writing, which may include electronic communication, or, at the option of Investment Manager, orally and confirmed in writing as soon as practicable thereafter, and Investment Manager shall instruct all brokers and dealers executing transactions on behalf of the Account to forward to Client and/or the Custodian copies of all confirmations promptly after execution of those transactions.  Investment Manager shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer or the Custodian.

8.     Reports to Investment Manager. Client will provide, or instruct the Custodian to provide, Investment Manager with such periodic reports concerning the status of the Account as Investment Manager may reasonably request.

9.     Confidential Relationship. All information furnished by either party to the other hereunder, including their respective agents and employees, shall be treated as confidential, and shall not be disclosed to third parties except as required by applicable law.

By execution of this agreement, Client hereby grants consent to Investment Manager and permits the disclosure of Client's identity on Investment Manager's  representative list of clients.

10.     Service to Other Clients. It is understood that Investment Manager performs investment advisory services for various clients including investment companies as well as to fiduciary and other managed accounts and Client acknowledges and agrees that Investment Manager will not devote its full time to Client under this Agreement, and nothing herein shall be deemed to limit or restrict the right of Investment Manager or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.  Client agrees that Investment Manager may continue to provide advice and take action with respect to any of its other clients which may differ from advice given or the time or nature of action taken with respect to the Account.  It is understood that Investment Manager shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Account any security which Investment Manager, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client.  Nothing herein contained shall be construed to prevent the Investment Manager, or any of its officers, directors affiliates and/or employees, in any way from purchasing or selling any securities for its or their own account prior to, simultaneously with, or subsequent to any recommendation to the Account.

11.     Allocation  of Brokerage. Where Investment Manager places orders for the execution of transactions for the Account, Investment Manager may allocate such transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in the good faith judgment oflnvestment Manager will be in the best interest ofthe Account, taking into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commissions, but also other relevant factors (such as, without limitation, execution capabilities, research and other services provided by such brokers or dealers which are expected to enhance the general portfolio management capabilities of Investment Manager) without having to demonstrate that such factors are of a direct benefit to the Account.  Accordingly, the Investment Manager shall seek best execution in transactions, but shall have no obligation to seek the lowest commission cost to the Account.

12.     Inside  Information. Investment Manager shall have no obligation to seek to obtain any material non-public ("inside") information about any issuer of securities, or to purchase or sell, or to recommend for purchase or sale, for the Account the securities of any issuer on the basis of any such information as may come into its possession.

13.     Fees.  The compensation to Investment Manager for its services under this Agreement shall be calculated and paid in accordance with the Schedule of Fees attached hereto as Exhibit B.

14.     Valuation. In computing the market value of any investment of the Account, each security shall be valued in a manner determined in good faith by Investment Manager to reflect its fair market value and consistent with generally accepted principles of valuation utilized in the investment management industry.

15.     Investment Objectives and Restrictions; Securities Lending. It will be Client's responsibility to advise Investment Manager of the investment objectives of the Account and of any changes or modifications therein as well as any specific investment restrictions applicable thereto and to give Investment Manager prompt written notice if Client deems any investments recommended or made for the Account to be in violation of such objectives or restrictions.

To the extent Client, through the Custodian or other third party agent, participates in a securities lending program, the Investment Manager shall not be responsible for losses or liabilities, including, without limitation, overdraft fees, loss of opportunity to participate in corporate actions or exchanges or other trade failure, resulting from Client's  participation in such securities lending program, unless such losses are due solely to the gross negligence, willful misconduct or bad faith ofthe Investment Manager.

16.     Term. This Agreement shall commence as of the date hereof, and shall continue automatically thereafter for successive annual periods ending on the anniversary date of the effective date.

17.     Termination; Assignment. This Agreement may be terminated at any time by either party giving to the other sixty (60) days written notice of such termination without penalty. Fees paid in advance hereunder will be prorated to the date of termination specified in the notice of termination, and any unearned portion thereof will be refunded to Client.  This Agreement shall automatically terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940.

18.     Notices.  Any notice, instruction, request, consent, demand, or other communication  required or contemplated  by this Agreement, other than routine transactions, shall be in writing and shall be given or made or communicated  by telecopy or by United States registered or certified mail, postage pre-paid, return receipt requested addressed as follows:

If to Client:	Leeward Investment Trust
Attn: Matt Beck, Secretary
116 S Franklin Street
Rocky Mount, NC 27802
FAX: (919) 882-9639

If to Investment Manager:	Tim Terrell
Western Asset Management Company
620 8th Avenue, 50th Floor
New York, NY 10018
FAX: 212-601-6624

with a copy to:	General Counsel
Western Asset Management Company
385 E. Colorado Blvd. Pasadena, CA 91101
FAX: (626) 844-9450

19.     Miscellaneous.

a.  This Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations and agreements, whether written or oral.

b.  Should any portion of this Agreement be judicially determined to be illegal or unenforceable, the remainder of the Agreement shall continue in full force and effect and either party may renegotiate the terms affected by the severance.

c.  The construction, interpretation and enforcement of this Agreement shall be governed by the laws of the State of California, to the extent not pre-empted by the federal securities laws, the federal tax code or ERISA.  The Courts ofthe State of California shall have jurisdiction over this Agreement and the parties, and the venue shall be any suitable state or federal court located in Los Angeles County, California.

d.  Neither party shall be liable for failure to perform under this Agreement if such failure to perform arises out of causes beyond the control and without the fault or negligence of the nonperforming party.  Such causes may include, but are not limited to, acts of God or the public enemy, fires, floods, epidemics, quarantine restrictions, freight embargos, unusually severe weather and acts of terrorism.  This provision shall not be effective unless the failure to perform is beyond the control and without the fault or negligence ofthe nonperforming party.

e.  The waiver of any breach of any term or condition in this Agreement shall not be deemed a waiver of any prior or subsequent breach.

f.  Subject to all the terms and provisions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

g.  No amendment to this Agreement shall be effective unless it is in writing and executed by all parties.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURE TRADING COMMISSTON IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISION DOES  NOT PASS UPON THE MERITS OF PARTICIPATION IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISION HAS NOT REVIEWED OR APPROVE THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

lN WlTN'ESS WHEREOF, the pa rties have agreed to the foregoing as ofthe date first above written.

WESTERN ASSET MANAGEMENT COMPANY

/s/ Michael A. Van Raaphorst
By:	Michael A. Van Raaphorst
Its:

LEEWARD INVESTMENT TRUST (on behalf of)
Ultra Short Prime Fund
Ultra Short Government Fund

/s/ Katherine M. Honey
By:	Katherine M. Honey
Its:	President